STOCK EXCHANGE AGREEMENT


      THIS EXCHANGE AGREEMENT (hereinafter referred to as this "Agreement"), is entered into as of this 3rd day of January, 2002 by and among Xvariant, Inc., a Nevada corporation (hereinafter referred to as "XVARIANT"); 360House.com, Inc., a Utah corporation (hereinafter referred to as "360HOUSE"), and Glade M. Jones and Andy Evans, being all of the shareholders of 360House.com, Inc.(hereinafter referred to as the "360HOUSE Shareholders"), upon the following premises:

                             Premises

      This Agreement provides for the acquisition by XVARIANT of all of the issued and outstanding shares of the 360HOUSE Shareholders solely in exchange for voting shares of XVARIANT, on the terms and conditions hereinafter provided, all for the purpose of effecting a so-called "tax-free" reorganization pursuant to Sections 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended, and the Parties agree that if modification of the terms of this Agreement in a non-material manner to attain such qualification is necessary, they will negotiate in good faith to make such required modifications.

      Pursuant to the terms of the agreement, as hereinafter set forth, among other things, all of the outstanding and reserved securities of 360HOUSE will be exchanged for shares of XVARIANT common stock, in reliance on applicable exemptions from the registration requirements of the Securities Act and Applicable Blue Sky laws, as hereinafter described

                            Agreement

      NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived therefrom, it is hereby agreed as follows:

                            ARTICLE I
      REPRESENTATIONS, COVENANTS, AND WARRANTIES OF 360HOUSE

      As an inducement to, and to obtain the reliance of XVARIANT, 360HOUSE and the 360House Shareholders represent and warrant as follows:

      Section 1.01 Organization. 360HOUSE is a corporation duly organized, validly existing, and in good standing under the laws of the state of Utah. 360HOUSE has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in the states in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Included in the 360HOUSE Schedules (as hereinafter defined) are complete and correct copies of the articles of incorporation, as amended, and bylaws of 360HOUSE as in effect on the date hereof.

      Section 1.02 Capitalization. The authorized capitalization of 360HOUSE consists of 50,000 shares of common stock, no par value per share, of which 1,000 shares are currently issued and outstanding. All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the pre-emptive or other rights of any person.

      Section 1.03 Subsidiaries and Predecessor Corporations. 360HOUSE has no subsidiaries.

      Section 1.04  Financial Statements.

         (a) Included in the 360HOUSE Schedules is the unaudited balance sheet of 360HOUSE at September 30, 2001 together with an unaudited statement of operations from inception (January 1, 2001) through September 30, 2001.

         (b) All such financial statements have been prepared to the best ability of 360House and its Management believes the statements present fairly
as of its date the financial condition of 360HOUSE.   360HOUSE did not have,
as of the date of such balance sheet, except as and to the extent reflected or reserved against therein, any liabilities or obligations (absolute or contingent) which should be reflected in a balance sheet

         (c) 360HOUSE has not filed any income tax returns, but will file all state, federal, and local income tax returns required to be filed by it from inception to the date hereof.

         (d) Except as set forth on Schedule 1.04(d) 360HOUSE does not owe any unpaid federal, state, county, local, or other taxes (including any deficiencies, interest, or penalties) through September 30, 2001 for which 360HOUSE may be liable in its own right or as a transferee of the assets of, or as a successor to, any other corporation or entity.

         (e) The books and records, financial and otherwise, of 360HOUSE are in all material respects complete and correct and have been maintained to the best of the abilities of 360House.

         (f) 360HOUSE has good and marketable title to its assets and, except as set forth in the 360HOUSE Schedules or the financial statements of 360HOUSE or the notes thereto, has no material contingent liabilities, direct or indirect, matured or unmatured.

      Section 1.05 Information. The information concerning 360HOUSE set forth in this Agreement and in the 360HOUSE Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

      Section 1.06 Options or Warrants. There are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued 360HOUSE common stock, except options, warrants, calls or commitments, if any, to which 360HOUSE is not a party and by which it is not bound.

      Section 1.07 Absence of Certain Changes or Events. Except as set forth in this Agreement or the 360HOUSE Schedules, since September 30, 2001:

         (a) there has not been (i) any material adverse change in the business, operations, properties, assets, or condition of 360HOUSE; or (ii) any damage, destruction, or loss to 360HOUSE (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of 360HOUSE;

         (b) 360HOUSE has not (i) amended its certificate of incorporation or bylaws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of 360HOUSE; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any other material transaction; (vi) made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;
(vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its employees whose monthly compensation exceeds $1,000; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees;

         (c) 360HOUSE has not (i) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business;
(ii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent 360HOUSE balance sheet, and current liabilities incurred since that date in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $1,000), or cancelled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value of less than $1,000); (iv) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of 360HOUSE; or (v) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock); and

         (d) Except as set forth on Schedule 1.04(d) to the best knowledge of Management, 360HOUSE has not become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets, or condition of 360HOUSE.

      Section 1.08 Title and Related Matters. Except as set forth on schedule1.08, 360HOUSE has good and marketable title to all of its properties, inventory, interests in properties, and assets, real and personal, which are reflected in the most recent 360HOUSE balance sheet or acquired after that date (except properties, interests in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all liens, pledges, charges, or encumbrances except (a) statutory liens or claims not yet delinquent; (b) such imperfections of title and easements as do not and will not materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties; and (c) as described in the 360HOUSE Schedules. Except as set forth in the 360HOUSE Schedules, 360HOUSE owns, free and clear of any liens, claims, encumbrances, royalty interests, or other restrictions or limitations of any nature whatsoever, any and all products it is currently manufacturing, including the underlying technology and data, and all procedures, techniques, marketing plans, business plans, methods of management, or other information utilized in connection with 360HOUSE s business. Except as set forth in the 360HOUSE Schedules, no third party has any right to, and 360HOUSE has not received any notice of infringement of or conflict with asserted rights of others with respect to any product, technology, data, trade secrets, know-how, proprietary techniques, trademarks, service marks, trade names, or copyrights which, singly or in the aggregate, if the subject of an unfavorable decision, ruling, or finding, would have a materially adverse affect on the business, operations, financial condition, income, or business prospects of 360HOUSE or any material portion of its properties, assets, or rights.

      Section 1.09 Litigation and Proceedings. Except as set forth in the 360HOUSE Schedules, there are no actions, suits, proceedings, or investigations pending or, to the knowledge of 360HOUSE after reasonable investigation, threatened by or against 360HOUSE or affecting 360HOUSE or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. 360HOUSE does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

      Section 1.10  Contracts.

         (a) Except as included or described in the 360HOUSE Schedules, there are no material contracts, agreements, franchises, license agreements, or other commitments to which 360HOUSE is a party or by which it or any of its assets, products, technology, or properties are bound;

         (b) All contracts, agreements, franchises, license agreements, and other commitments to which 360HOUSE is a party or by which its properties are bound and which are material to the operations of 360HOUSE taken as a whole are valid and enforceable by 360HOUSE in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally;

         (c) 360HOUSE is not a party to or bound by, and the properties of 360HOUSE are not subject to, any contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award which materially and adversely affects, or in the future may (as far as 360HOUSE can now foresee) materially and adversely affect, the business, operations, properties, assets, or condition of 360HOUSE; and,

         (d) Except as included or described in the 360HOUSE Schedules or reflected in the most recent 360HOUSE balance sheet, 360HOUSE is not a party to any oral or written (i) contract for the employment of any officer or employee which is not terminable on 30 days or less notice; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, agreement, or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended; (iii) agreement, contract, or indenture relating to the borrowing of money; (iv) guaranty of any obligation, other than one on which 360HOUSE is a primary obligor, for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties of obligations, which, in the aggregate do not exceed more than one year or providing for payments in excess of $1,000 in the aggregate; (vi) collective bargaining agreement; (vii) agreement with any present or former officer or director of 360HOUSE; or (viii) contract, agreement, or other commitment involving payments by it of more than $1,000 in the aggregate.

      Section 1.11 Material Contract Defaults. 360HOUSE is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets, or condition of 360HOUSE and there is no event of default in any material respect under any such contract, agreement, lease, or other commitment in respect of which 360HOUSE has not taken adequate steps to prevent such a default from occurring.

      Section 1.12 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which 360HOUSE is a party or to which any of its properties or operations are subject.

      Section 1.13 Governmental Authorizations. 360House does not currently have an effective business license. 360HOUSE has all other licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date hereof. Except for compliance with federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by 360HOUSE of this Agreement and the consummation by 360HOUSE of the transactions contemplated hereby.

      Section 1.14 Compliance With Laws and Regulations. Except as set forth in the 360HOUSE Schedules, 360HOUSE has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of 360HOUSE or except to the extent that noncompliance would not result in the incurrence of any material liability for 360HOUSE.

      Section 1.15   Insurance.  360HOUSE does not have any insurance.

      Section 1.16 Approval of Agreement. The board of directors of 360HOUSE has authorized the execution and delivery of this Agreement by 360HOUSE, has approved the transactions contemplated hereby.

      Section 1.17 Material Transactions or Affiliations. Set forth in the 360HOUSE Schedules is a description of every material contract, agreement, or arrangement between 360HOUSE and any predecessor and any person who was at the time of such contract, agreement, or arrangement an officer, director, or person owning of record, or known by 360HOUSE to own beneficially, five percent (5%) or more of the issued and outstanding common stock of 360HOUSE and which is to be performed in whole or in part after the date hereof or which was entered into not more than three years prior to the date hereof. In all of such transactions, the amount paid or received, whether in cash, in services, or in kind, is, had been during the full term thereof, and is required to be during the unexpired portion of the term thereof, no less favorable to 360HOUSE than terms available from otherwise unrelated parties in arm's length transactions. Except as disclosed in the 360HOUSE Schedules or otherwise disclosed herein, no officer, director, or five percent (5%) shareholder of 360HOUSE has, or has had since inception of 360HOUSE, any interest, direct or indirect, in any material transaction with 360HOUSE.
There are no commitments by 360HOUSE, whether written or oral, to lend any funds to, borrow any money from, or enter into any other material transaction with, any such affiliated person.

      Section 1.18 Labor Relations. 360HOUSE has not had a work stoppage resulting from labor problems. To the knowledge of 360HOUSE, no union or other collective bargaining organization is organizing or attempting to organize any employee of 360HOUSE.

      Section 1.19 360HOUSE Schedules. 360HOUSE has delivered to XVARIANT the following schedules, which are collectively referred to as the "360HOUSE Schedules" and which consist of separate schedules dated as of the date of execution of this Agreement and instruments and data as of such date, all certified by the chief executive officer of 360HOUSE as complete, true, and correct:

         (a) a schedule containing complete and correct copies of the certificate of incorporation, as amended, and bylaws of 360HOUSE in effect as of the date of this Agreement;

         (b) a schedule containing the financial statements of 360HOUSE identified in paragraph 1.04(c);

         (c) a certificate indicating that tax returns are not yet filed, but will be.

         (d) a schedule containing a list indicating the name and address of each shareholder of 360HOUSE together with the number of shares owned by him or her;

         (e) a schedule containing a description of all real property owned by 360HOUSE, together with a description of every mortgage, deed of trust, pledge, lien, agreement, encumbrance, claim, or equity interest of any nature whatsoever in such real property;

         (f) a schedule containing true and correct copies of all contracts, agreements, or other instruments to which 360HOUSE is a party or by which it or its properties are bound, together with a description of all contracts, leases, agreements, and other instruments, whether or not deemed material, including oral agreements, to which 360HOUSE is party or by which it or its properties are bound, specifically including all contracts, agreements, or arrangements referred to in section 1.17;

         (g) Except for the business license to be applied for, copies of all licenses, permits, and other governmental authorizations (or requests or applications therefor) pursuant to which 360HOUSE carries on or proposes to carry on its business (except those which, in the aggregate, are immaterial to the present or proposed business of 360HOUSE);

         (h) a schedule listing the accounts receivable and notes and other obligations receivable of 360HOUSE as of November 30, 2001, or that arose thereafter other than in the ordinary course of business of 360HOUSE, indicating the debtor and amount, and classifying the accounts to show in reasonable detail the length of time, if any, overdue, and stating the nature and amount of any refunds, set offs, reimbursements, discounts, or other adjustments which are in the aggregate material and due to or claimed by such creditor;

         (i) a schedule listing the accounts payable and notes and other obligations payable by 360HOUSE as of November 30, 2001 or that arose thereafter other than in the ordinary course of the business of 360HOUSE, indicating the creditor and amount, classifying the accounts to show in reasonable detail the length of time, if any, overdue, and stating the nature and amount of any refunds, setoffs, reimbursements, discounts, or other adjustments, which in the aggregate are material and due or payable to 360HOUSE respecting such obligations;

         (j) a schedule setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of 360HOUSE since September 30, 2001, required to be provided pursuant to section 1.07 hereof;

         (k) a schedule containing a copy of the board of directors' and shareholders' minutes of 360HOUSE since inception; and

         (l) a schedule setting forth any other information, together with any required copies of documents, required to be disclosed in the 360HOUSE Schedules by sections 1.01 through 1.18.

                            ARTICLE II
            REPRESENTATIONS, COVENANTS, AND WARRANTIES
                     OF 360HOUSE SHAREHOLDERS

      As an inducement to, and to obtain reliance of XVARIANT, the 360HOUSE Shareholders represent and warrant as follows:

      Section 2.01  Ownership of 360HOUSE Shares.

         (a) Each 360HOUSE shareholder hereby represents and warrants with respect to itself that it is the legal and beneficial owner of the number of common shares set forth opposite its name at the foot of this agreement, free and clear of any claims, charges, equities, liens, security interests, and encumbrances whatsoever, and each such shareholder has full right, power, and authority to transfer, assign, convey, and deliver its 360HOUSE shares; and delivery of such shares at the closing will convey to XVARIANT good and marketable title to such shares free and clear of any claims, charges, equities, liens, security interests, and encumbrances whatsoever, except as set forth herein.

         (b) Each Shareholder further warrants and certifies by affixing his signature to this Agreement, that he is an "Accredited Investor" within the meaning of that term as defined in Regulation D of the Securities Act of 1933.

         (c)   Each of 360HOUSE's Selling Shareholders has been advised that:

            (1) The securities to be issued by XVARIANT in exchange for 360HOUSE's Securities and as executive compensation have not been registered under the Securities Act, the Exchange Act or any comparable state securities laws, but rather, are being issued in reliance on the exemption from registration under the Securities Act provided by Section 4(y) thereof.

            (2) All certificates for the shares of XVARIANT's common stock will bear legends restricting any transactions therein, directly or indirectly, unless they are first registered under applicable federal and state securities laws or the proposed transaction is exempt from such registration requirements, and if such facts are demonstrated to the satisfaction of XVARIANT and its legal counsel, based on such third party legal opinions, affidavits, and transfer agency procedures as XVARIANT will reasonably require or have in place generally Xvariant will not unreasonably withhold its consent to such registration;

            (3) XVARIANT's transfer agent has been instructed to decline transfers of certificates for the shares of XVARIANT's common stock to be issued pursuant to this Agreement unless the foregoing requirements have been met and have been confirmed as having been met by a duly authorized officer of XVARIANT.

         (d) Each of 360HOUSE's Shareholders has independently determined through his, her or its own legal counsel, that all requirements of 360HOUSE's state of domicile for the issuance of the shares of XVARIANT's common stock called for by this Agreement have been met, or will have been met, prior to Closing.

      Section 2.02 Knowledge of Representations. To their best knowledge and belief, the representations of 360HOUSE in Article I, above, are true, accurate and complete.

                           ARTICLE III
     REPRESENTATIONS, COVENANTS, AND WARRANTIES OF XVARIANT

      As an inducement to, and to obtain the reliance of 360HOUSE and the 360HOUSE Shareholders, XVARIANT represents and warrants as follows:

      Section 3.01 Organization. XVARIANT is a corporation duly organized, validly existing, and in good standing under the laws of the state of Nevada, and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there is no jurisdiction in which it is not qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Included in the Schedules (as hereinafter defined) are complete and correct copies of the articles of incorporation and XVARIANT bylaws of XVARIANT as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of XVARIANT's articles of incorporation or bylaws. XVARIANT has taken all action required by law, its articles of incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement, and XVARIANT has full power, authority, and legal right and has taken all action required by law, its articles of incorporation, bylaws, or otherwise to consummate the transactions herein contemplated.

      Section 3.02 Capitalization. XVARIANT authorized capitalization consists of 50,000,000 shares of common stock, par value $.001, of which 16,271,100 shares are issued and outstanding. All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the pre-emptive or other rights of any person.

      Section 3.03 Subsidiaries. XVARIANT has one wholly owned subsidiary, Real Estate Federation, Inc., a Utah corporation.

      Section 3.04  Financial Statements.

         (a) Included in the XVARIANT Schedules are the audited balance sheets of XVARIANT as of December 31, 2000, and 1999, and the related audited statements of operations, stockholders' equity, and changes in financial position for the two fiscal years ended December 31, 2000, together with the notes to such statements and the opinion of Pritchett, Siler & Hardy, P.C., independent certified public accountants, with respect thereto; the unaudited balance sheets of XVARIANT as of September 30, 2001, and the related unaudited statements of operations, stockholders' equity, and changes in financial position for the twelve-month period ended December 31, 2001.

         (b) All such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The XVARIANT balance sheets present fairly as of their respective dates the financial condition of XVARIANT. XVARIANT did not have as of the date of any such XVARIANT balance sheet, except as and to the extent reflected or reserved against therein, any liabilities or obligations (absolute or contingent) which should be reflected in a balance sheet or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of XVARIANT, in accordance with generally accepted accounting principles. The statements of operations, stockholders' equity, and changes in financial position reflect fairly the information required to be set forth therein by generally accepted accounting principles.

         (c) XVARIANT has no liabilities with respect to the payment of any federal, state, county, local, or other taxes (including any deficiencies, interest, or penalties), except for taxes accrued but not yet due and payable.

         (d) XVARIANT has filed all state, federal, or local income tax returns required to be filed by it from inception to the date hereof. Included in the XVARIANT Schedules are true and correct copies of the federal income tax returns of XVARIANT filed since the date of inception. None of such federal income tax returns have been examined by the Internal Revenue Service. Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial.

         (e) The books and records, financial and otherwise, of XVARIANT are in all material respects complete and correct and have been maintained in accordance with good business and accounting practices.

         (f) XVARIANT has good and marketable title to its assets and, except as set forth in the XVARIANT Schedules or the Financial Statements of XVARIANT or the notes thereto, has no material contingent liabilities, direct or indirect, matured or unmatured.

      Section 3.05 Information. The information concerning XVARIANT set forth in this Agreement and the XVARIANT Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

      Section 3.06 Options or Warrants. Except as set forth on Schedule 3.06, there are no existing options, warrants, calls, or commitments of any character relating to authorized and unissued stock of XVARIANT, except options, warrants, calls, or commitments, if any, to which XVARIANT is not a party and by which it is not bound.

      Section 3.07 Absence of Certain Changes or Events. Except as described herein or in the XVARIANT Schedules, since the date of the most recent XVARIANT balance sheet:

         (a) there has not been (i) any material adverse change in the business, operations, properties, assets, or condition of XVARIANT (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of XVARIANT;

         (b) XVARIANT has not (i) amended its articles of incorporation or bylaws; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of XVARIANT; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any other material transactions; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;
(vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its employees whose monthly compensation exceeds $1,000; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for, or with its officers, directors, or employees;

         (c) XVARIANT has not (i) granted or agreed to grant any options, warrants, or other rights for its stocks, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid or agreed to pay any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent XVARIANT balance sheet and current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses incurred in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, property, or rights (except assets, property, or rights not used or useful in its business which, in the aggregate have a value of less than $1,000), or cancelled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value of less than $1,000); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of XVARIANT; or (vi) issued, delivered, or agreed to issue or deliver any stock, bonds, or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), except in connection with this Agreement; and

         (d) to the best knowledge of XVARIANT, it has not become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets, or condition of XVARIANT.

      Section 3.08 Title and Related Matters. XVARIANT has good and marketable title to all of its properties, interest in properties, and assets, real and personal, which are reflected in the XVARIANT balance sheet or acquired after that date (except properties, interest in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all liens, pledges, charges, or encumbrances except (a) statutory liens or claims not yet delinquent; (b) such imperfections of title and easements as do not and will not materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties; and (c) as described in the XVARIANT Schedules.

      Section 3.09 Litigation and Proceedings. There are no actions, suits, or proceedings pending or, to the knowledge of XVARIANT, threatened by or against or affecting XVARIANT, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. XVARIANT does not have any knowledge of any default on its part with respect to any judgment, order, writs, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

      Section 3.10 Contracts. Except for contracts entered into in the ordinary course of business, XVARIANT and its subsidiary are not parties to any material contract, agreement, or other commitment.

      Section 3.11 No Conflict With Other Instruments. The consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute a default under, any indenture, mortgage, deed of trust, or other material agreement or instrument to which XVARIANT is a party or to which it or any of its assets or operations are subject.

      Section 3.12 Governmental Authorizations. XVARIANT has all licenses, franchises, permits, and other government authorizations, that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. Except for compliance with federal and state securities or corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by XVARIANT of this Agreement and the consummation by XVARIANT of the transactions contemplated hereby.

      Section 3.13 Compliance With Laws and Regulations. To the best of its knowledge, XVARIANT has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or conditions of XVARIANT or except to the extent that noncompliance would not result in the incurrence of any material liability. This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities in connection with XVARIANT s filing, approval and completion of its recent offering of securities pursuant to Rule 504 of Regulation C and subsequent reports required by the U.S. Securities and Exchange Commission.

       Section 3.14 Insurance. XVARIANT owns no insurable properties and carries no casualty or liability insurance.

       Section 3.15 Approval of Agreement. The board of directors of XVARIANT has authorized the execution and delivery of this Agreement by XVARIANT and has approved this Agreement and the transactions contemplated hereby.

       Section 3.16 Material Transactions of Affiliations. Except as disclosed herein and in the XVARIANT Schedules, there exists no material contract, agreement, or arrangement between XVARIANT and any person who was at the time of such contract, agreement, or arrangement an officer, director, or person owning of record or known by XVARIANT to own beneficially, 5% or more of the issued and outstanding common stock of XVARIANT and which is to be performed in whole or in part after the date hereof or was entered into not more than three years prior to the date hereof. Neither any officer, director, nor 5% shareholder of XVARIANT has, or has had during the last preceding full fiscal year, any known interest in any material transaction with XVARIANT which was material to the business of XVARIANT. XVARIANT has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other material transaction with any such affiliated person.

      Section 3.17 Employment Matters. XVARIANT has no employees other than its executive officer.

      Section 3.18 XVARIANT Schedules. XVARIANT has delivered to 360HOUSE the following schedules, which are collectively referred to as the "XVARIANT Schedules," which are dated the date of this Agreement, all certified by an officer to be complete, true, and accurate:

         (a) a schedule containing complete and accurate copies of the articles of incorporation and bylaws of XVARIANT as in effect as of the date of this Agreement;

         (b) a schedule containing all reports of XVARIANT filed with the U.S. Securities and Exchange Commission;

         (c) a schedule containing a copy of the federal income tax returns of XVARIANT identified in paragraph 3.04(d);

         (d)   a schedule containing XVARIANT audited financial statements.

         (e)   a schedule setting forth all material contracts.

         (f)   a schedule setting forth any options, warrants or commitments.

         (g) a schedule setting forth the description of any material adverse change in the business, operations, property, assets, or condition of XVARIANT since December 31, 2000, required to be provided pursuant to section
3.07 hereof; and

         (h)   a schedule of all XVARIANT accounts receivable and payable.

         (i) a schedule and copies of all XVARIANT board minutes and/or actions.

         (j) a schedule setting forth any other information, together with any required copies of documents, required to be disclosed in the XVARIANT Schedules by sections 3.01 through 3.18.

                            ARTICLE IV
                CONSIDERATION AND PLAN OF EXCHANGE

      Section 4.01 The Exchange. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined in Section 4.06), each of the 360HOUSE Shareholders hereby agrees to assign, transfer, and deliver to XVARIANT, free and clear of all liens, pledges, encumbrances, charges, restrictions, or known claims of any kind, nature, or description, except as provided for herein the number of shares of common stock of 360HOUSE set after his signature at the foot of this Agreement, in the aggregate constituting all of the issued and outstanding shares of common stock of 360HOUSE, or 1,000 shares, and XVARIANT agrees to acquire such shares on such date by issuing and delivering in exchange therefor solely shares of XVARIANT restricted common stock, par value $0.001. XVARIANT shall issue 1,000,000 shares of XVARIANT common stock at the Closing ("Initial Issuance Shares") . In addition the 360HOUSE Shareholders may be entitled to additional shares of XVARIANT common stock based on financial performance of 360HOUSE as described in Section 4.02.

      At the Closing, each of the 360HOUSE Shareholders shall, on surrender of his certificate or certificates representing such 360HOUSE shares to the registrar and transfer agent, receive a certificate or certificates evidencing shares of the exchanged XVARIANT Stock as provided herein. Upon the consummation of the transaction contemplated herein, shares of capital stock of XVARIANT shall be held by 360HOUSE Shareholders. Following the Share acquisition and exchange, the effect of the Exchange will be that 360HOUSE will have become a wholly owned subsidiary of XVARIANT and that 360HOUSE Shareholders will have become Shareholders of XVARIANT at the Closing, with no further rights, title or interest in 360HOUSE stock, other than indirectly as shareholders of XVARIANT and as may be set forth hereafter.

      Provided, further, the 360House Shareholders shall remain as the sole officers and directors of 360House and Xvariant covenants and agrees that it shall take no action to remove such directors of 360House until April 30, 2004 and that until April 30, 2004, Xvariant further covenants and agrees not to sell or dispose of in any manner the stock of 360House received hereunder without the express written consent of the 360House Shareholders.

      Section 4.02     Earn Out Shares.   The 360HOUSE Shareholders shall have
the right to earn additional shares of XVARIANT common stock based on the financial performance of 360HOUSE. For purposes of calculating the number of Earn Out Shares, a value of the 360HOUSE business shall be established ("Value"). The Value shall be the greater of an amount equal to six times the 360HOUSE Earnings before Interest, Taxes, Amortization, and Depreciation ("EBITDA") computed according to Generally Accepted Accounting Principles, consistently applied, for the twelve month period commencing January 1, 2003 and ending December 31, 2003 or the amount determined by a mutually agreed upon independent consultant to be the fair market value for 360HOUSE as a stand alone entity. Either party to this Agreement may demand the independent valuation and the party demanding the valuation shall bear the costs of the valuation. The share price of XVARIANT common stock to be issued as Earn Out Shares (the "Trading Price") used to calculate the number of Earn Out Shares to be issued shall be the average bid price of XVARIANT stock for the 30 trading days immediately prior to December 31, 2003 ("Valuation Date"). The number of Earn Out shares to be issued shall be computed by dividing the Value by the Trading Price, less the Initial Issuance Shares.

     Section 4.03     Options to Unwind.    The foregoing notwithstanding the
360HOUSE Shareholders shall jointly have an option to surrender all, but not less than all, the Initial Issuance Shares for all of the issued and outstanding shares of 360HOUSE held by XVARIANT. In the event the 360HOUSE Shareholders elect not to accept the Earn Out Shares for any reason, the 360HOUSE shareholders shall exercise this Option to Unwind by giving written notice of the election to unwind within five days after receiving written notice from XVARIANT specifying the number of Earn Out Shares proposed to be issued. Upon receipt of the election to unwind, XVARIANT shall have five (5) days to elect in writing the option of paying the 360HOUSE Shareholders the Value as specified herein in cash in exchange for the Initial Issuance Shares and the Earn Out Shares. If the full amount of the cash payment required is not paid within 30 days of the election to do so, XVARIANT shall immediately deliver all 360HOUSE shares to the 360HOUSE Shareholders and the 360HOUSE Shareholders shall surrender all Initial Issuance Shares for cancellation and 360HOUSE shall cease to be a subsidiary of XVARIANT.

      In addition, the 360HOUSE Shareholders shall have the right to exercise the option to unwind at any time prior to December 31, 2003, in the event of any material change or condition of XVARIANT or its affiliates or subsidiaries which would negatively impact 360HOUSE'S ability to conduct its business as it had prior to the occurrence of such material change or condition (including, without limitation, the commitment of XVARIANT to provide working capital, of up to $20,000 per month, for the operations of 360HOUSE for the first six months of following the execution of this Agreement) or that would materially and adversely affect the value, dilution or percentage ownership of the 360HOUSE Shareholders' shares in XVARIANT which serve as the consideration herein.

      Section 4.04       Rights Upon Unwinding.   In the event the 360HOUSE
Shareholders elect to unwind for any reason, all contracts which call for providing virtual tours, whether such contracts are in the name of 360HOUSE or XVARIANT or one of its subsidiaries, shall continue to be serviced by 360HOUSE through the expiration of the terms of such contracts and Xvariant shall assign all rights and obligations under such contracts to 360House. In the event any such contracts include the provision of services other than virtual tours and revenues prior to unwinding were allocated to the other XVARIANT subsidiaries, then revenues shall continue to be shared by the parties in the same manner throughout the remaining terms of such contracts.

      Provided, further, XVARIANT agrees that neither it nor any of its subsidiaries will engage in the business of providing virtual tours for the real estate industry in any manner for a period of two years following the unwinding described hereinabove.

      Section 4.05    Rights upon Sale.   In the event Xvariant shall receive
an offer to sell all or substantially all of its assets or to enter into a merger or combination with another corporation before the Valuation Date, the 360House Shareholders shall have the option to accept or reject the terms and conditions of any such proposed sale or exchange, including, but not limited to, the amount of the consideration to be received by the 360House Shareholders pursuant to such a transaction. If the 360House Shareholders do not accept all such terms and conditions, XVARIANT shall not enter into the transaction. The 360house Shareholders shall give written notice of their objection to the proposed transaction within 15 days after receiving all of terms of the transaction from XVARIANT and if the objection is not received timely, the 360house shareholders shall be deemed to have consented to the proposed transaction.

     Section 4.06 Closing. The closing ("Closing") of the transactions contemplated by this Agreement shall be on a date and at such time as the parties may agree ("Closing Date"). Such Closing shall take place at a mutually agreeable time and place.

      Section 4.07 Closing Events. At the Closing, each of the respective parties hereto shall execute, acknowledge, and deliver (or shall cause to be executed, acknowledged, and delivered) any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings, or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

                            ARTICLE V
                        SPECIAL COVENANTS

      Section 5.01 Access to Properties and Records. XVARIANT and 360HOUSE Shareholders will each afford to the officers and authorized representatives of the other full access to the properties, books, and records of XVARIANT or 360HOUSE as the case may be, in order that each may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of XVARIANT or 360HOUSE, as the case may be, as the other shall from time to time reasonably request.

      Section 5.02 Delivery of Books and Records. At the Closing, 360HOUSE shall deliver to XVARIANT the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of 360HOUSE now in the possession of 360HOUSE or its representatives.

      Section 5.03 Special Covenants and Representations Regarding the Exchanged Stock. The consummation of this Agreement and the transactions herein contemplated, including the issuance of the Initial Issuance Stock to the shareholders of 360HOUSE as contemplated hereby, constitutes the offer and sale of securities under the Securities Act and applicable state statutes. Such transaction shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes which depend, inter alia, upon the circumstances under which the 360HOUSE Shareholders acquire such securities. In connection with reliance upon exemptions from the registration and prospectus delivery requirements for such transactions, at the Closing, 360HOUSE shall cause to be delivered, and the shareholders shall deliver to XVARIANT, letters of representation in the appropriate form.

      Section 5.04 Third Party Consents and Certificates. XVARIANT and 360HOUSE agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein and therein contemplated.

      Section 5.05 Employment and Board Representation. XVARIANT agrees to provide funding for 360HOUSE for a period of six months following the Closing such that the 360HOUSE Shareholders will be able to receive salaries of $10,000 each and to ensure that payments of 360HOUSE accounts payable can be made.

      XVARIANT agrees that for the two year period following the Closing, the 360HOUSE Shareholders may designate two representatives to serve on the Board of Directors of XVARIANT and that the Board of directors shall recommend to the shareholders of XVARIANT the election of such representatives at the annual meetings of XVARIANT.

      Section 5.06  Sales Under Rules 144 or 145, If Applicable.

         (a) XVARIANT will use its best efforts to at all times comply with the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including timely filing all periodic reports required under the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

         (b) Upon being informed in writing by any person holding restricted stock of XVARIANT as of the date of this Agreement that such person intends to sell any shares under Rule 144 or Rule 145 promulgated under the Securities Act (including any rule adopted in substitution or replacement thereof), XVARIANT will certify in writing to such person that it has filed all of the reports required to be filed by it under the Exchange Act to enable such person to sell such person's restricted stock under Rule 144 or 145, as may be applicable in the circumstances, or will inform such person in writing that it has not filed any such report or reports.

         (c) If any certificate representing any such restricted stock is presented to XVARIANT's transfer agent for registration of transfer in connection with any sale theretofore made under Rule 144 or 145, provided such certificate is duly endorsed for transfer by the appropriate person(s) or accompanied by a separate stock power duly executed by the appropriate person(s) in each case with reasonable assurances that such endorsements are genuine and effective, and is accompanied by an opinion of counsel satisfactory to XVARIANT and its counsel that such transfer has complied with the requirements of Rule 144 or 145, as the cases may be, XVARIANT will promptly instruct its transfer agent to register such transfer and to issue one or more new certificates representing such shares to the transferee and, if appropriate under the provisions of Rule 144 or 145, as the case may be, free of any stop transfer order or restrictive legend. The provisions of this
Section 4.07 shall survive the Closing and the consummation of the transactions contemplated by this Agreement.

      Section 5.07  Indemnification.

         (a) 360HOUSE and the 360HOUSE Shareholders hereby agree to indemnify XVARIANT and each of the officers, agents and directors of XVARIANT as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Articles I and/or II of this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement.

         (b) XVARIANT hereby agrees to indemnify 360HOUSE and each of the officers, agents and directors of 360HOUSE as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Article III of this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement.

                           ARTICLE VII
                          MISCELLANEOUS

      Section 7.01 Brokers. XVARIANT and 360HOUSE agree that there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution, or consummation of this Agreement. XVARIANT and 360HOUSE each agree to indemnify the other against any claim by any third person other than those described above for any commission, brokerage, or finders' fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

      Section 7.02 Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to matters of state law, with the laws of Utah.

      Section 7.03 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram addressed as follows:

If to XVARIANT to:   Reed L Benson
                     170 South Main, Suite 1050
                     Salt Lake City, UT  84101

With copies to:      James C. Lewis
                     Jones, Waldo, Holbrook & McDonough
                     170 South Main, Suite 1500
                     Salt Lake City, UT  84101

If to 360HOUSE, to:  Glade M. Jones
                     503 N. 400 W.
                     Salt Lake City, UT  84103

With copies to:




or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed, or telegraphed.

      Section 7.04 Attorney's Fees. In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the nonbreaching party or parties for all costs, including reasonable attorneys' fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

      Section 7.05 Schedules; Knowledge. Each party is presumed to have full knowledge of all information set forth in the other party's schedules delivered pursuant to this Agreement.

      Section 7.06 Third Party Beneficiaries. This contract is solely between XVARIANT and 360HOUSE, and, except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor, or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

      Section 7.07 Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter hereof, including This Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof. There are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein.

      Section 7.08 Survival; Termination. The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated.

      Section 7.09 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

      Section 7.10 Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

       Section 7.11    Arbitration.    The parties hereto shall attempt in
good faith to resolve promptly any disputes arising out of or relating to this Agreement or any aspect of the relationship among the parties. In the event any such dispute cannot be resolved, the parties agree that such disputes shall be resolved through arbitration conducted in accordance with the American Arbitration Association Commercial Arbitration Rules then in effect and the arbitration will take place in Salt Lake City, Utah.

                      SIGNATURE PAGE TO FOLLOW


      IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first above-written.

                                    XVARIANT, INC.
ATTEST:                             "XVARIANT"


--------------------------------    By  /s/ Reed L. Benson
Secretary or Assistant Secretary    ----------------------------------
                                    Reed L. Benson, President


ATTEST:
                                    360HOUSE.COM, INC.


By  /s/ Andy Evans                  By  /s/ Glade M. Jones
--------------------------------    ----------------------------------
Andy Evans, Secretary               Glade M. Jones, President



360HOUSE Shareholders

/s/ Glade M. Jones                  /s/ Andy Evans
---------------------------------   --------------------------------------
Glade M. Jones                      Andy Evans